EXHIBIT 99.1

BROOKS FIBER PROPERTIES, INC.
[CORPORATE LOGO]
                                                           FOR IMMEDIATE RELEASE

Contact:  Waymon R. Tipton
          Senior Vice President
          (800) 799-8914, ext. 313

           BROOKS FIBER PROPERTIES INCREASES INVESTMENT IN VERIO INC.

St. Louis, MO (June 27, 1997) - Brooks Fiber Properties, Inc. (Nasdaq/NM:BFPT), a nationwide provider of competitive local telecommunications services, today announced the Company has increased its investment in Verio Inc., an Englewood, Colorado based national Internet service provider (ISP) that targets small and mid-size business and institutional customers, through the purchase of 50,000 Units consisting of $50,000,000 aggregate principal amount of 13-1/2% Senior Notes due June 24, 2004 and warrants to acquire an additional 704,160 shares of Verio's common stock. Brooks Fiber owns approximately 23% of Verio Inc.

         Verio is a national network of ISPs committed to delivering superior Internet connectivity, Web services and customer care to enterprises doing business online. Verio's strategy is to acquire an equity interest in established independent ISPs and increase their efficiency by offering centralized back office and support functions, therefore combining the strength of a national company with the customer focus and responsiveness of a local provider. In markets where both Brooks Fiber and Verio operate, Brooks Fiber provides Verio's ISPs with telecommunications services that are superior in quality and more cost efficient than those generally available from the local incumbent provider.

         Commenting on the transaction, James C. Allen, Brooks Fiber Properties' chief executive officer commented, "We are very pleased to have the opportunity to enhance our relationship with Verio. This strategic alliance allows us to further leverage our capability to offer customer-oriented Internet and Intranet communications solutions and make our service package more appealing to business customers. In addition, this investment represents a significant opportunity for Brooks Fiber to acquire expertise in an important growth industry, and allow us to remain focused on our core business."

         Brooks Fiber Properties, Inc., headquartered in St. Louis, Missouri, is a leading full service provider of competitive local telecommunications services in cities across the United States. With networks operational or under construction in 44 U.S. cities, the company provides its customers with advanced and reliable high-capacity voice, video, data and other enhanced telecommunications services.

                  You can now receive fax copies of recent Brooks Fiber news releases 24 hours a day by calling 1-888-329-2304 and or visit Brooks Fiber on the Internet at www.Brooks.net.